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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               AVI BIOPHARMA, INC.
                                (Name of Issuer)

                                     COMMON
                         -------------------------------
                         (Title of Class of Securities)

                                   637184-10-8
                         -------------------------------
                                 (CUSIP Number)

                                  JUNE 8, 1999
             --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / /  Rule 13d-1(b)

             /X/  Rule 13d-1(c)

             / /  Rule 13d-1(d)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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

CUSIP No.   037184-10-8
--------------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              PAULSON INVESTMENT COMPANY, INC. - I.R.S. IDENTIFICATION NO. 93-0789804
--------------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group
       (a) /X/
       (b) / /
--------------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
              U.S.A.
--------------------------------------------------------------------------------------
                             5.  Sole Voting Power                             564,956
Number of Shares
Beneficially Owned           ---------------------------------------------------------
by Each Reporting            6.  Shared Voting Power                              0
Person With:
                             ---------------------------------------------------------
                             7.  Sole Dispositive Power                        793,309

                             ---------------------------------------------------------
                             8.  Shared Dispositive Power                         0
--------------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

              1,048,969
--------------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       / /
--------------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

              7.8%
--------------------------------------------------------------------------------------
12.  Type of Reporting Person

              BD, IC, CO


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CUSIP No.   037184-10-8

--------------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              CHESTER L. F. PAULSON
--------------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group
       (a) /X/
       (b) / /

--------------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

              U.S.A.
--------------------------------------------------------------------------------------
                             5.  Sole Voting Power                                0

Number of Shares             ---------------------------------------------------------
Beneficially Owned by Each   6.  Shared Voting Power                           106,820
Reporting Person With:
                             ---------------------------------------------------------
                             7.  Sole Dispositive Power                           0

                             ---------------------------------------------------------
                             8.  Shared Dispositive Power                      132,020
--------------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

              1,048,969
--------------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       / /
--------------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

              7.8%

--------------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN


                                Page 3

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CUSIP No.   037184-10-8

--------------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              ERICK J. C. PAULSON

--------------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group
       (a) /X/
       (b) / /

--------------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

              U.S.A.

--------------------------------------------------------------------------------------
                             5.  Sole Voting Power                             13,640

Number of Shares             ---------------------------------------------------------
Beneficially Owned by Each   6.  Shared Voting Power                              0
Reporting Person With:
                             ---------------------------------------------------------
                             7.  Sole Dispositive Power                        13,640

                             ---------------------------------------------------------
                             8.  Shared Dispositive Power                         0

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

              1,048,969
--------------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       / /
--------------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

              7.8%

--------------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN


                                Page 4

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CUSIP No.   037184-10-8

--------------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              WAYNE M. HAMERSLY

--------------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group
       (a) /X/
       (b) / /

--------------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

              U.S.A.

--------------------------------------------------------------------------------------
                             5.  Sole Voting Power                             50,000

Number of Shares             ---------------------------------------------------------
Beneficially Owned by Each   6.  Shared Voting Power                           50,000
Reporting Person With:
                             ---------------------------------------------------------
                             7.  Sole Dispositive Power                        100,000

                             ---------------------------------------------------------
                             8.  Shared Dispositive Power                         0

--------------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

              1,048,969

--------------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       / /
--------------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

              7.8%

--------------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN, IA


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CUSIP No.   037184-10-8

--------------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              JACQUELINE M. PAULSON

--------------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group
       (a  /X/
       (b) / /

--------------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

              U.S.A.

--------------------------------------------------------------------------------------
                             5.  Sole Voting Power                                0

Number of Shares             ---------------------------------------------------------
Beneficially Owned by Each   6.  Shared Voting Power                           106,820
Reporting Person With:
                             ---------------------------------------------------------
                             7.  Sole Dispositive Power                           0

                             ---------------------------------------------------------
                             8.  Shared Dispositive Power                      132,020

--------------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

              1,048,969

--------------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       / /
--------------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

              7.8%

--------------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN



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CUSIP No.   037184-10-8

--------------------------------------------------------------------------------------
1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              SCOTT T. WEBER

--------------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group
       (a) /X/
       (b) / /

--------------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

              U.S.A.

--------------------------------------------------------------------------------------
                             5.  Sole Voting Power                                0

Number of Shares             ---------------------------------------------------------
Beneficially Owned by Each   6.  Shared Voting Power                           10,000
Reporting Person With:
                             ---------------------------------------------------------
                             7.  Sole Dispositive Power                           0

                             ---------------------------------------------------------
                             8.  Shared Dispositive Power                      10,000

--------------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

              1,048,969

--------------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       / /
--------------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

              7.8%

--------------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN


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ITEM 1.
       (a) Name of Issuer:
                  AVI BIOPHARMA, INC.

       (b) Address of Issuer's Principal Executive Offices:
                  ONE S.W. COLUMBIA STREET, STE. 1105
                  PORTLAND, OREGON 97258

ITEM 2.
       (a) Name of Person Filing:

                  SEE 1 ON PAGE 2 (COVER SHEET)

       (b) Address of Principal Business Office or, if none, Residence:
                  PAULSON INVESTMENT COMPANY, INC.
                  811 S.W. NAITO PARKWAY, SUITE 200
                  PORTLAND, OREGON 97204

       (c) Citizenship:

                  SEE 4 ON PAGE 2 (COVER SHEET)

       (d) Title of Class of Securities:

                  COMMON

       (e) CUSIP Number:

                  037184-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13D-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               SEE # 12 ON PAGE 2 (COVER SHEET)

       (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

       (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

       (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8).

       (e) / / An investment adviser in accordance with
               Section 240.13d-1(b)(1)(ii)(E);

       (f) / / An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

       (g) / / A parent holding company or control person in accordance
               Section 240.13d-1(b)(1)(ii)(G);

       (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


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       (j)     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

       (a)    Amount beneficially owned:     1,048,969

       (b)    Percent of class:                    7.8%

       (c)    Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote SEE 5 ON PAGE 2 (COVER SHEET).
             (ii) Shared power to vote or to direct the vote SEE 6 ON PAGE 2 (COVER SHEET).
             (iii) Sole power to dispose or to direct the disposition of SEE 7
                   ON PAGE 2 (COVER SHEET).
              (iv) Shared power to dispose or to direct the disposition of SEE
                   # 8 ON PAGE 2 (COVER SHEET).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         SEE EXHIBIT ITEM 8

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

10.  CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of


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changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


PAULSON INVESTMENT COMPANY, INC.
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By: /s/ CHESTER L. F. PAULSON                            /s/ ERICK J. C. PAULSON
   -----------------------------------------           --------------------------------------
       Chester L. F. Paulson, President                  ERICK J. C. PAULSON, Individually

    /s/ JACQUELINE M. PAULSON                            /s/ WAYNE M. HAMERSLY
--------------------------------------------           --------------------------------------
JACQUELINE M. PAULSON, Individually                      WAYNE M. HAMERSLY, Individually

    /s/ CHESTER L. F. PAULSON                            /s/ SCOTT T. WEBER
--------------------------------------------           --------------------------------------
CHESTER L. F. PAULSON, Individually                      SCOTT T. WEBER, Individually
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                                    EXHIBITS

ITEM 8:

         Paulson Investment Company, Inc.

         Chester L. F. Paulson

         Jacqueline M. Paulson

         Erick J. C. Paulson

         Wayne M. Hamersly

         Scott T. Weber


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